Exhibit 99.1
Esperion Reports Third Quarter 2022 Financial Results and Provides Company Update

– CLEAR Outcomes Trial Achieved Last Patient Last Visit in October Ensuring Timely Trial Completion –

– Remain On Track to Report Topline Results in January 2023, with Full Results Targeted to be Presented in March at the American College of Cardiology 72nd Annual Scientific Sessions –

– U.S. Net Product Revenue of NEXLETOL® (bempedoic acid) Tablets and NEXLIZET® (bempedoic acid and ezetimibe) Tablets grew 28% Y/Y to $14.0 Million in the Third Quarter 2022 –

– Will Showcase Pipeline Programs at R&D Day on November 9, 2022 –

ANN ARBOR, Mich., Nov. 01, 2022 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today reported financial results for the third quarter ended September 30, 2022 and provided a business update.

“During the third quarter of 2022 our team has remained focused on closing out our unprecedented CLEAR Outcomes trial,” said Sheldon Koenig, President and Chief Executive Officer of Esperion. “We completed the last patient, last visit for the study in October and we remain on track to report topline results in January 2023, with comprehensive study results targeted to be presented at the American College of Cardiology 72nd Annual Scientific Sessions in March 2023. As we look ahead to what will be a transformational period for Esperion, we believe positive results will confirm the ability of bempedoic acid to lower cardiovascular risk and change the cardiovascular disease treatment landscape.”

Third Quarter 2022 Key Accomplishments and Recent Highlights

•Announced that bempedoic acid was recommended by the American College of Cardiology expert consensus decision pathway as an important oral non-statin for LDL-C (Low density lipoprotein cholesterol) lowering in ASCVD (atherosclerotic cardiovascular disease).

•Reduced selling, general and administrative expenses by 36% Year over Year while still delivering on our commitment to drive RPE growth (2.4% Quarter over Quarter).

•Collaboration partner, Daiichi Sankyo Europe, announced new data presented at the European Society of Cardiology Congress in August 2022 from its multinational prospective, observational study, SANTORINI, demonstrating the persistent need among eligible patient populations to attain guideline-recommended LDL-C levels. Simulation study results further indicate that the addition of bempedoic acid on top of ezetimibe could result in significantly more patients achieving recommended LDL-C goals, potentially reducing their risk of cardiovascular events.

•Company hosting virtual R&D Day on November 9, 2022, to highlight pipeline programs featuring Global Scientific Leaders C. Michael Gibson, MS, MD (Harvard Medical Research Institutes) and Professor Peter Libby, MD (Brigham and Women’s Hospital and Harvard Medical School) who will discuss our investigational programs, including our landmark CLEAR Outcomes trial for bempedoic acid, oral PCSK9 inhibitor, and Next

Generation ATP citrate lyase inhibition (ACLYi) platform in people suffering from cardiovascular, hepatorenal and metabolic diseases, as well as inflammation, and oncology.

•The CLEAR Path 1 Pediatric Clinical Trial began activating sites in August 2022. CLEAR Path 1 is a Phase 2 clinical trial investigating bempedoic acid in patients 6-17 years of age with heterozygous familial hypercholesterolemia (HeFH).

Third Quarter 2022 Financial Results

Total revenue for the third quarter ended September 30, 2022, was $19.0 million and $56.7 million for the nine months ended September 30, 2022, compared to $14.4 million and $63.0 million for the comparable periods in 2021, an increase of 32% and a decrease of 10%, respectively. The increase for the third quarter ended September 30, 2022 is related to increases in net U.S. product revenue, royalty revenue, and product sales to collaboration partners under our supply agreements. The decrease for the nine months ended September 30, 2022 is due to a one-time milestone payment of $28.0 million from our collaboration partners in the second quarter of 2021, partially offset by increases in net U.S. product revenue, royalty revenue, and product sales to collaboration partners under our supply agreements.

U.S. product revenue for the third quarter ended September 30, 2022, was $14.0 million and $40.9 million for the nine months ended September 30, 2022, compared to $10.9 million and $27.9 million for the comparable periods in 2021, an increase of 28% and 47%, respectively.

Royalty revenue for the third quarter ended September 30, 2022, was $1.6 million and $4.2 million for the nine months ended September 30, 2022, compared to $1.2 million and $2.8 million for the comparable periods in 2021, an increase of approximately 33% and 50%, respectively. Royalty and partner revenue growth is driven by continued adoption in our partner territories and new country launches.

Research and development expenses for the third quarter ended September 30, 2022, were $29.1 million and $85.9 million for the nine months ended September 30, 2022, compared to $25.3 million and $78.4 million for the comparable periods in 2021, an increase of 15% and 10%, respectively. The increase is primarily related to an increase in CVOT costs as we achieved 100% MACE accumulations and continued close-out activities.

Selling, general and administrative expenses for the third quarter ended September 30, 2022, were $25.0 million and $84.9 million for the nine months ended September 30, 2022, compared to $39.3 million and $146.6 million for the comparable periods in 2021, a decrease of 36% and 42%, respectively. These decreases reflect savings from the transformative plan implemented in the fourth quarter of 2021.

Esperion had net losses of $55.1 million for the third quarter of 2022 and $178.2 million for the nine months ended September 30, 2022, compared to net losses of $69.4 million and $204.0 million for the comparable periods in 2021. Esperion had basic and diluted net losses per share of $0.81 for the third quarter of 2022 and $2.78 for the nine months ended September 30, 2022, compared to basic and diluted net losses per share of $2.62 and $7.78 for the comparable periods in 2021.

As of September 30, 2022, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $239.3 million compared with $309.3 million on December 31, 2021.

Esperion ended the quarter with approximately 71.7 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing.

2022 Financial Outlook

The Company is reaffirming its prior operational expense guidance. Research and Development expenses for the full year 2022 are expected to be $100 million to $110 million. Selling, General and Administrative expenses for the full year 2022 are expected to be $120 million to $130 million.

Esperion expects full-year 2022 operating expenses to be approximately $220 million to $240 million, inclusive of $25 million of non-cash, stock-based compensation expense.

Conference Call and Webcast Information

Esperion will host a webcast at 8:00 a.m. ET to discuss financial results and business progress. Please click here to pre-register to participate in the conference call and obtain your dial in number and PIN. You can also visit the Esperion website to listen to the call via live webcast. A recorded version will be available under the same link immediately following the conclusion of the conference call. Already registered? Access with your PIN here.

A live audio webcast can be accessed on the investors and media section of the Esperion website. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial
CLEAR Outcomes is a Phase 3, event-driven, randomized, multicenter, double-blind, placebo-controlled trial designed to evaluate whether treatment with NEXLETOL reduces the risk of cardiovascular events in patients with or who are at high risk for cardiovascular disease with documented statin intolerance (inability to tolerate 2 or more statins, one at a low dose) and elevated LDL-C levels (fasting blood LDL-C ≥ 100 (2.6 mmol/L). The study, which includes over 14,000 patients at over 1,200 sites in 32 countries, accumulated the targeted 1,620 primary major adverse cardiovascular events (MACE-4) in August 2022.

Esperion Therapeutics
Esperion works hard to make our medicines easy to get, easy to take and easy to have. We discover, develop, and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs are not being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate, and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:
Esperion Corporate Communications
corporateteam@esperion.com

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$159,399	$208,892
Restricted cash	50,000	50,000
Investments	29,942	50,441
Working capital	179,440	255,620
Total assets	312,827	381,590
Revenue interest liability	284,684	257,039
Convertible notes, net of issuance costs	259,487	258,280
Common stock	72	61
Accumulated deficit	(1,284,549)	(1,106,377)
Total stockholders' deficit	(294,100)	(196,944)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Product sales, net	$13,964	$10,895	$40,896	$27,855
Collaboration revenue	5,016	3,514	15,761	35,191
Total Revenues	18,980	14,409	56,657	63,046

Operating expenses:
Cost of goods sold	6,506	5,558	22,807	9,142
Research and development	29,143	25,331	85,894	78,359
Selling, general and administrative	24,954	39,265	84,944	146,647
Total operating expenses	60,603	70,154	193,645	234,148

Loss from operations	(41,623)	(55,745)	(136,988)	(171,102)

Interest expense	(14,153)	(13,654)	(42,481)	(32,923)
Other income, net	659	13	1,297	36
Net loss	$(55,117)	$(69,386)	$(178,172)	$(203,989)

Net loss per common share – basic and diluted	$(0.81)	$(2.62)	$(2.78)	$(7.78)

Weighted-average shares outstanding – basic and diluted	67,806,292	26,455,209	64,021,248	26,225,730